Exhibit 10.2

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

By signing this Supplemental Release Agreement where indicated below, I acknowledge and agree that I am hereby extending, through and including the date I sign below, the application of all of my representations, obligations, acknowledgements, and other provisions reflected in the Separation Agreement and General Release of Claims, dated August 9, 2022 (the “Agreement”) that I entered into relating to my separation from employment with the Company (as defined in the Agreement), including but not limited to my full and binding release and waiver of all claims against the Company or any of the Released Parties (as defined in the Agreement), to the greatest extent permitted under applicable law.

I understand and agree that, pursuant to the terms of the Agreement, I am only eligible to receive certain consideration payments described therein if I timely execute this Supplemental Release and otherwise satisfy all terms and conditions set forth in the Agreement. I further understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled.

I agree that my signature below constitutes my certification that I have returned all documents and other items provided to me by the Company, developed or obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that I used in performing services for the Company.

I understand that I am not to sign and return this Supplemental Release until my Separation Date (as defined in the Agreement), and no later than three (3) days after the Separation Date. I acknowledge that I have been afforded at least twenty-one (21) days to consider this Supplemental Release and I have seven (7) days after I sign this Supplemental Release to revoke it. In the event that I sign this Supplemental Release and return it to the Company in less than this 21-day period, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. This Supplemental Release will become effective on the eighth (8th) day after I sign this Supplemental Release, so long as I have not revoked it before that date I acknowledge and understand that revocation must be accomplished by a written notification to the Company that is received prior to the end of the revocation period. By signing below, I acknowledge that I have read and understand and agree to all the terms of the Agreement and this Supplemental Release, and intend to be bound thereby.

*NOT TO BE SIGNED UNTIL ON/AFTER THE SEPARATION DATE*

© 2021 All rights reserved | Confidential | For Syneos HealthTM use only

Dated: 10/12/2022	Paul Colvin /s/ Paul Colvin Address: [Redacted]

© 2021 All rights reserved | Confidential | For Syneos HealthTM use only